Kirkpatrick & Lockhart Nicholson Graham LLP

April 28, 2006

Viking Mutual Funds
116 1st St SW Suite C
Minot, ND 58701

Ladies and Gentlemen:

We have acted as counsel to Viking Mutual Funds, a Delaware statutory trust (the Trust), in connection with the filing with the Securities and Exchange Commission (SEC) of Post-Effective Amendment No. 11 to the Trusts Registration Statement on Form N-1A (File Nos. 333-77993; 811-09277) (the Post-Effective Amendment), registering under the Securities Act of 1933, as amended (the 1933 Act), an indefinite number of shares of beneficial interest of Viking Tax-Free Fund for Montana, Viking Tax-Free Fund for North Dakota, Viking Large-Cap Value Fund and Viking Small-Cap Value Fund, each a series of the Trust (the Shares).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Trust Instrument and Bylaws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal law of the United States of America and the law of the State of Delaware that, in our experience, generally is applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:
1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and
2. When issued and paid for upon the terms provided in the Post-effective Amendment, the Shares to be issued pursuant to the Post-effective Amendment will be validly issued, fully paid and nonassessable.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post Effective Amendment and to the reference to this firm in the prospectus and statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,


/s/ Kirkpatrick & Lockhart Nicholson Graham LLP